Exhibit 10.1
February 28, 2011
Patricia Allen
7 Ashford Lane
Andover, MA 01810
Dear Patty:
     This letter is to summarize the terms of the separation package that Alnylam Pharmaceuticals, Inc. (“the Company”) is willing to offer you as a result of your resignation of employment. Please read this letter agreement, which includes a general release, carefully. If you are willing to agree to its terms, please sign in the space provided below and return it to me so that your separation benefits can begin.
     1. Regardless of whether you choose to sign this letter agreement, your employment with the Company terminates on March 21, 2011 (“the Separation Date”), provided that you satisfactorily perform your job duties and otherwise comply with Company rules, policies and procedures through that date. You will be paid for time worked through the Separation Date, less lawful deductions. You have no accrued vacation time to be paid out upon separation.
     2. After the Separation Date, except as provided below, you will not be entitled to receive any benefits paid by, or participate in any benefit programs offered by the Company to its employees. Your coverage under the Company’s health plan will continue through March 31, 2011. You will receive, under separate cover, information concerning your right to continue your health insurance benefits after that date in accordance with COBRA.
     3. In consideration for signing this letter agreement and general release and in compliance with the promises made herein, and in the event you sign this agreement and return it to me within time period set forth in the agreement and do not revoke your acceptance pursuant to paragraph 9 below, the Company agrees as follows:
a.	The Company will pay you twelve (12) months of severance pay (in the form of salary continuation) at your current base rate of pay of $10,433.21 semi-monthly, less lawful deductions. Payments will made on a semi-monthly basis commencing with the first payroll cycle after the expiration of the revocation period set forth in paragraph 9; and

b.	The Company will pay 100% of the cost of your COBRA premiums until the earlier of (i) March 31, 2012 or (ii) the date you become eligible for coverage under the group health plan of another employer; provided that you properly elect to continue such coverage under COBRA. Thereafter, you will be responsible for
300 Third Street • Cambridge MA, 02142 • main 617.551.8200 • fax 617.551.8101 •
www.alnylam.com

the full cost of COBRA coverage. You agree to promptly notify the Company if you become eligible for coverage under the group health plan of another employer prior to March 31, 2012. You acknowledge that all amounts that the Company pays on your behalf for COBRA premium payments will be reported as income to you and taxed accordingly.

c.	The Company will offer you the opportunity to provide consulting services to the Company as a part-time employee for a period of up to twelve (12) months following the Separation Date (“the Consulting Term”), subject to your execution of the Consulting Agreement attached hereto as Exhibit A. The number of consulting hours during the Consulting Term will be determined by the Company in its sole discretion, provided however that you will be offered at least one hour of consulting per month during the Consulting term at the rate of $300.00 per hour.

d.	The Company will allow you to continue vesting during the Consulting Term in any currently unvested stock options previously awarded to you, as if you remained actively employed during the Consulting Term, provided that you do not breach any obligations to the Company (including, without limitation, obligations to the Company under this letter agreement, the Consulting Agreement or the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement.) You will not be eligible for any additional stock awards after the Separation Date.
     4. You understand and agree that you would not receive the monies and/or benefits specified in Paragraph No. 3 above, except for your execution of this letter agreement and general release and the fulfillment of the promises contained therein.
     5. In consideration of the payments to be made by the Company to you as set forth in Paragraph No. 3 above and the promises contained in this letter agreement and general release, you voluntarily and of your own freewill release, forever discharge and hold harmless Alnylam Pharmaceuticals, Inc., its subsidiaries, divisions and affiliates, its present or former officers, directors, trustees, employees, agents or successors or assigns from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature, whether known or unknown, including, but not limited to, The National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.; the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Equal Pay Act; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage and Hour Laws, G.L. c. 151; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Wage Payment Statute, G.L. c. 149, § 148 et seq.; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the

Massachusetts Civil Rights Act, G.L. c. 12, § 11H, the Massachusetts Equal Rights Act, G.L. c. 93, § 102; or any other federal or state law, regulation, or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. You agree that neither this letter agreement and general release, nor the furnishing of consideration for this letter agreement and general release, shall be deemed or construed at anytime for any purpose as an admission by the Company of any liability or unlawful conduct of any kind. In addition, if any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other releasee identified in this agreement is a party.
     6. You agree not to make or publish any written or oral disparaging or defamatory statements regarding the Company, and its current and former employees, officers, directors and agents. Violation of this paragraph shall be deemed a material breach of this agreement.
     7. You hereby acknowledge and reaffirm the validity of the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement between you and the Company, the terms and conditions of which are incorporated herein by reference and remain in full force and effect for the full term stated therein. You understand that the Company would not provide you with the benefits under this letter agreement but for your reaffirmation of these obligations.
     8. You will be afforded up to twenty-one (21) days to consider the meaning and effect of this letter agreement and general release. You are advised to consult with an attorney and you acknowledge that you have had the opportunity to do so. You agree that any modifications, material or otherwise, do not restart or affect in any manner the original 21-day consideration period for the separation proposal made to you.
     9. You may revoke this letter agreement and general release for a period of seven (7) days following the day you execute this letter agreement and general release. Any revocation within this period must be submitted, in writing, to Eric Raichle, Vice President of Human Resources and state, “I hereby revoke my acceptance of the letter agreement and general release.” The revocation must be personally delivered to Eric Raichle, Vice President of Human Resources, Alnylam Pharmaceuticals, Inc., 300 Third Street, Cambridge, MA 02142, or postmarked within seven (7) days of execution of this letter agreement and general release. This letter agreement and general release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
     10. This letter agreement and general release, which will be construed under Massachusetts law, may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this letter agreement and general release.
     11. Nothing herein limits your right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency, provided however, that by signing this Agreement, you waive the right to seek or receive any money damages based upon any claim that might be asserted arising out of your employment at the Company. You further affirm that you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as provided in this letter agreement. You furthermore affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. In addition, you affirm that all decisions regarding your pay and benefits through the date of your execution of this letter agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
     12. This letter agreement, which includes a general release, represents the complete agreement between you and the Company, and fully supersedes any prior agreements or understandings between the parties, other than your Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement referred to in paragraph 7. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this letter agreement and general release, except those set forth herein.
     The Company would like to extend its appreciation to you for your past service, and its sincere hope for success in your future endeavors.
Very truly yours,
/s/ Eric Raichle
Eric Raichle
Vice President, Human Resources
You have been advised in writing that you have up to twenty-one (21) days to consider this agreement and general release and to consult with an attorney prior to the execution of this letter agreement and general release.
Having elected to execute this letter agreement and general release, to fulfill the promises set forth herein, and to receive thereby the sums and benefits set forth in Paragraph No. 3 above, you freely and knowingly, and after due consideration, enter into this letter agreement and general release intending to waive, settle, and release all claims you have or might have against the Company.

3/21/11	/s/ Patricia Allen

Date	Patricia Allen

Exhibit A
Standard Alnylam Form
Consultant from Industry
Approved July 2007

CONSULTANT:	Patricia Allen
ALNYLAM CONTACT:	Laurence Reid, SVP, Chief Business Officer
EFFECTIVE DATE:	March 22, 2011
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (together with its Business Terms Exhibit, the “Agreement”) made as of March 22, 2011, (the “Effective Date”) is between Alnylam Pharmaceuticals, Inc., a Delaware corporation having an address at 300 Third Street, 3rd Floor, Cambridge, MA 02142 (tel: 617-551-8200) (together with its affiliates, “Alnylam”), and Patricia Allen having an address at 7 Ashford Lane, Andover, MA 01810 (“Consultant”). Alnylam desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide Consulting Services (defined below) to Alnylam, all as provided in this Agreement.
1. Consulting Services. Alnylam retains Consultant and Consultant agrees to provide Consulting Services to Alnylam (the “Consulting Services”) as it may from time to time reasonably request and as specified in the business terms exhibit attached to this Agreement (“Business Terms Exhibit”). Any changes to the Consulting Services (and any related compensation adjustments) must be agreed upon in writing between Consultant and Alnylam prior to commencement of the changes.
1.1	Performance. Consultant agrees to render the Consulting Services to Alnylam, or to its designee, (a) at such reasonably convenient times and places as Alnylam may direct, (b) under the general supervision of Alnylam, and (c) on a best efforts basis. Consultant will comply with all rules, procedures and standards promulgated from time to time by Alnylam with regard to Consultant’s access to and use of Alnylam’s property, information, equipment and facilities. Consultant agrees to furnish Alnylam with written reports with respect to the Consulting Services if and when requested by Alnylam.

1.2	Third Party Confidential Information. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other entity in connection with any of the Consulting Services.

1.3	No Conflicts. Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the Consulting Services. During the Term (defined below), Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement. Consultant will arrange to provide the Consulting Services in such manner and at such times that the Consulting Services will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party.

1.4	Absence of Debarment. Consultant represents that Consultant has not been (a) debarred, convicted, or is not subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (b)

listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is not subject to any such pending action. Consultant agrees to inform Alnylam in writing promptly if Consultant is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Consultant’s knowledge, is threatened.

1.5	Non-Competition. Consultant acknowledges and reaffirms Consultant’s obligations under the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement signed by Consultant, which shall remain in full force and effect during the Term as if Consultant was actively employed as a full-time employee. For purposes of any post-employment restrictive covenants contained in the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement, Consultant’s last day of active employment shall be the last day of the Term.
2.	Compensation. In consideration for the Consulting Services rendered by Consultant to Alnylam, Alnylam agrees to pay Consultant the fees set forth in the Business Terms Exhibit attached hereto. Unless otherwise specified in the Business Terms Exhibit, undisputed payments will be made by Alnylam within thirty (30) days from Alnylam’s receipt of Consultant’s invoice. Invoices will contain such detail as Alnylam may reasonably require and will be payable in U.S. Dollars. Alnylam will reimburse Consultant for reasonable business expenses incurred by Consultant in the performance of the Consulting Services as specified in the Business Terms Exhibit.

3.	Materials and Developments.
3.1	Materials. All documentation, information, and biological, chemical and other materials controlled by Alnylam and furnished to Consultant by or on behalf of Alnylam (“Materials”) and all associated intellectual property rights will remain the exclusive property of Alnylam. Consultant will use Materials provided by Alnylam only as necessary to perform the Consulting Services and will treat them in accordance with the requirements of this Section 3.1. Consultant agrees that it will not use or evaluate those Materials or any portions thereof for any other purpose except as directed or permitted in writing by Alnylam. Without Alnylam’s prior express written consent, Consultant agrees that it will not analyze the Materials, or transfer or make the Materials available to third parties.

3.2	Deliverables. Consultant assigns and agrees to assign to Alnylam all rights in the United States and throughout the world to inventions, discoveries, improvements, ideas, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of the Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, “Deliverables”). For purposes of the copyright laws of the United States, Deliverables will constitute “works made for hire,” except to the extent such deliverables cannot by law be “works made for hire.” Alnylam will have the right to use Deliverables for any and all purposes. During and after the term of this Agreement, Consultant will cooperate fully in obtaining patent and other proprietary protection for any patentable

Deliverables, all in the name of Alnylam and at Alnylam’s cost and expense. Such cooperation will include, without limitation, executing and delivering all requested applications, assignments and other documents, and taking such other measures as Alnylam may reasonably request in order to perfect and enforce Alnylam’s rights in the Deliverables. Consultant appoints Alnylam its attorney-in-fact to execute and deliver any such documents on behalf of Consultant if Consultant fails to do so. Consultant will, however, retain full ownership rights in and to all templates, programs and other materials developed or obtained or licensed from third parties by Consultant (“Consultant Property”) prior to or independent of the Consulting Services, regardless of whether such Consultant Property is used in the performance of the Consulting Services. Consultant hereby grants to Alnylam a perpetual, non-exclusive, fully paid-up worldwide license to use Consultant Property solely to the extent required for Alnylam’s use of the Deliverables.

3.3	Work at Third Party Facilities. Consultant will not use any third party facilities or intellectual property in performing the Consulting Services without Alnylam’s prior written consent.

3.4	Records; Records Storage. Consultant will maintain all materials and all other data and documentation obtained or generated by Consultant in the course of preparing for and providing the Consulting Services, including all computerized records and files (the “Records”) in a secure area reasonably protected from fire, theft and destruction. These Records will be “Works Made for Hire” and will remain the exclusive property of Alnylam. Upon written instruction of Alnylam, all Records will, at Alnylam’s option either be (a) delivered to Alnylam or to its designee, or (b) disposed of, unless such Records are otherwise required to be stored or maintained by Consultant as a matter of law or regulation. In no event will Consultant dispose of any such Records without first giving Alnylam sixty (60) days’ prior written notice of Consultant’s intent to do so. Consultant may, however, retain copies of any Records as are reasonably necessary for regulatory or insurance purposes, subject to Consultant’s obligation of confidentiality.
4.	Confidential Information.
4.1	Definition. “Confidential Information” means all scientific, technical, financial or business information owned, possessed or used by Alnylam, learned of by Consultant or developed by Consultant in connection with the Services, whether or not labeled “Confidential”, including but not limited to (a) Deliverables, Materials, scientific data and sequence information, (b) marketing plans, business strategies, financial information, forecasts, personnel information and customer lists of Alnylam, and (c) all information of third parties that Alnylam has an obligation to keep confidential.

4.2	Obligations of Confidentiality. During the Term and for a period of five (5) years thereafter, Consultant will not directly or indirectly publish, disseminate or otherwise disclose, use for Consultant’s own benefit or for the benefit of a third party, deliver or make available to any third party, any Confidential Information, other than in furtherance of the purposes of this Agreement, and only then with the prior written consent of Alnylam. Consultant will exercise all reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information.

4.3	Exceptions. Consultant will have no obligations of confidentiality and non-use with respect to any portion of the Confidential Information which:

(a)	is or later becomes generally available to the public by use, publication or the like, through no fault of Consultant;

(b)	is obtained from a third party who had the legal right to disclose it to Consultant; or

(c)	Consultant already possesses, as evidenced by Consultant’s written records that predate the receipt thereof.
In the event that Consultant is required by law or court order to disclose any Confidential Information, Consultant will give Alnylam prompt notice thereof so that Alnylam may seek an appropriate protective order. Consultant will reasonably cooperate with Alnylam in its efforts to seek such a protective order.
5.	Term and Termination.
5.1	Term. This Agreement will commence on the Effective Date and continue for the term specified on the Business Terms Exhibit (the “Term”), unless sooner terminated pursuant to the express terms of this Section 5 or extended by written agreement of the parties.

5.2	Termination for Breach. If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement in the event that the breach is not cured within thirty (30) days after receipt by that party of written notice of the breach.

5.3	Termination by Alnylam. Alnylam may terminate this Agreement (a) immediately at any time upon written notice to Consultant in the event of a breach of this Agreement by Consultant which cannot be cured (i.e. breach of the confidentiality obligation).

5.4	Effect of Expiration/Termination. Upon expiration or termination of this Agreement, neither Consultant nor Alnylam will have any further obligations under this Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by Alnylam, unless Alnylam specifies in the notice of termination that Consulting Services in progress should be completed, (b) Consultant will deliver to Alnylam any Materials in its possession or control and all Deliverables made through expiration or termination, (c) Alnylam will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Consulting Services actually performed and all authorized expenses actually incurred, (d) Consultant will promptly refund to Alnylam any monies paid by Alnylam in advance for Consulting Services not rendered, (e) Consultant will immediately return to Alnylam all Confidential Information and copies thereof provided to Consultant under this Agreement except for one (1) copy which Consultant may retain solely to monitor Consultant’s surviving obligations of confidentiality, and (f) the terms, conditions and obligations under Sections 1.4, 1.5, 3, 4, 5.4 and 6 will survive expiration or termination for any reason.

6.	Miscellaneous.
6.1	Employment Relationship. All Consulting Services will be rendered by Consultant as a part-time employee. Regardless of Consultant’s status as an employee, Consultant will not be entitled to and hereby waives, to the full extent permitted by law, any right that Consultant has or may have to receive or participate in any and all benefits offered to employees, including, without limitation, rights under any medical or benefit plan, pension plan, vacation plan, bonus plan, stock option plan, and any other fringe benefits of any kind maintained by Alnylam for its employees now, or at any time in the future.

6.2	Taxes. Payments made to Consultant under this Agreement are subject to lawful deductions. Consultant will receive an IRS Form W-2 in the ordinary course of business based on work performed by Consultant under this Agreement.

6.3	Use of Name. Consultant consents to the use by Alnylam of Consultant’s name and likeness in written materials and oral presentations to current or prospective customers, partners, investors or others, provided that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Alnylam.

6.4	Assignability and Binding Effect. The Consulting Services to be rendered by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder except to a corporation of which Consultant is the sole stockholder. In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any other natural person. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

6.5	Notices. All notices required or permitted under this Agreement must be in writing and must be given by addressing the notice to the address for the recipient set forth in this Agreement or at such other address as the recipient may specify in writing under this procedure. Notices to Alnylam will be marked “Attention: Vice President, Legal.” Notices will be deemed to have been given (a) three (3) business days after deposit in the mail with proper postage for first class registered or certified mail prepaid, or (b) one (1) business day after sending by nationally recognized overnight delivery service.

6.6	No Modification. This Agreement may be changed only by a writing signed by Consultant and an authorized representative of Alnylam.

6.7	Remedies. It is understood and agreed that Alnylam may be irreparably injured by a breach of this Agreement; that money damages would not be an adequate remedy for any such breach; and that Alnylam will be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach, and such remedy will not be Alnylam’s exclusive remedy for any breach of this Agreement.

6.8	Severability; Reformation. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the other terms of this Agreement in such jurisdiction, or the terms of this Agreement in any other jurisdiction. The parties will substitute for the invalid or unenforceable provision a valid and enforceable provision that conforms as nearly as possible with the original intent of the parties.

6.9	Waivers. No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this Agreement. Any such waiver must be evidenced by an instrument in writing executed by Consultant or, in the case of Alnylam, by an officer authorized to execute waivers.

6.10	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the parties on the subject matter. Nothing herein, however, supersedes Consultant’s obligations under Consultant’s separation agreement and general release (to which this Agreement is attached as Exhibit A) or Consultant’s obligations under the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement.

6.11	Governing Law. This Agreement will be governed by, construed, and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflicts of laws.

6.12	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.13	Headings. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ALNYLAM PHARMACEUTICALS, INC.		Patricia Allen

By:	/s/ Laurence E. Reid	By:	/s/ Patricia L. Allen

Name:	L. Reid	Name:	Patricia L. Allen
Title:	CBO	Title:	Consultant

BUSINESS TERMS EXHIBIT
Consulting Agreement with Patricia Allen
1.	Consulting Services:
Work with senior management and act as a resource to provide comprehensive financial guidance including but not limited to general accounting, operating budget, public reporting and treasury-related activities.
Consultant will render Consulting Services on a schedule to be determined by Alnylam arrangement between Consultant and Laurence Reid, SVP, Chief Business Officer to whom Consultant will report.
2.	Compensation:
As full compensation for the Consulting Services, Alnylam will pay Consultant $300 per hour, for no more than one hour per month during the Term, without Alnylam’s specific written consent.
Alnylam will reimburse Consultant for all reasonable travel and other business expenses incurred by Consultant in rendering the Consulting Services, provided that such expenses are agreed upon in writing in advance, and are confirmed by appropriate written expense statements and other supporting documentation.
3.	Term:
This Agreement will be for an initial term of one (1) year beginning on the Effective Date, and may be extended for additional periods, at Alnylam’s option and with Consultant’s consent.